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                                  EXHIBIT 12.1

                                 MICROTUNE, INC.
                        COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                                 (IN THOUSANDS)
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                                                                        YEAR ENDED DECEMBER 31,
                                        ---------------------------------------------------------------------------------------
                                              2001              2000             1999              1998             1997
                                        ----------------- ----------------- ---------------- ----------------- ----------------
Loss before provision for income taxes        $ (64,373)        $ (29,760)       $  (8,508)        $  (3,487)       $  (2,406)
Add: Estimate of interest within
rental expense (1)                                  755               696               38                21               23
                                              ----------        ----------       ----------        ----------       ----------
              Total loss                      $ (63,618)        $ (29,064)       $  (8,470)        $  (3,466)       $  (2,383)
                                              ----------        ----------       ----------        ----------       ----------

  FIXED CHARGES AND PREFERRED STOCK
              DIVIDENDS
  Fixed charges-estimate of interest
      within rental expense (1)               $     755         $     696        $      38         $      21        $      23
      Preferred stock dividends                      --                --               --               811            4,183
                                              ---------         ---------        ---------         ---------        ---------
  Total fixed charges and preferred
           stock dividends                    $     755         $     696        $      38         $     832        $   4,206
                                              ---------         ---------        ---------         ---------        ---------

Deficiency of total earnings to fixed
               charges                        $ (64,373)        $ (29,760)       $  (8,508)        $  (3,487)       $  (2,406)
                                              ----------        ----------       ----------        ----------       ----------
Deficiency of total earnings to fixed
charges and preferred stock dividends         $ (64,373)        $ (29,760)       $  (8,508)        $  (4,298)       $  (6,589)
                                              ----------        ----------       ----------        ----------       ----------
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(1) Fixed charges include the estimated interest component of rent expense included in the loss before provision for income taxes.